Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Community Bankers Acquisition Corp. of our report, dated November 3, 2005, relating to the balance sheet of Community Bankers Acquisition Corp. as of September 30, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from April 6, 2005 (inception) to September 30, 2005. We further consent to the reference to our Firm under the caption “Experts” in the prospectus forming a part of the Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
November 18, 2005